UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

VERAXA BIOTECH AG

(Exact name of registrant as specified in its charter)

Switzerland	Not Applicable
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

Talacker 35

8001 Zurich, Switzerland

(Address of Principal Executive Offices, including zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
Ordinary Shares, par value CHF 100/11325 per share	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share.	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable):

Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None.

EXPLANATORY NOTE

This Amendment No. 1 to Form 8-A (this “Amendment”) is being filed by Veraxa Biotech AG (formerly known as Veraxa Biotech Holding AG) ( “PubCo”), to amend and supplement the Registration Statement on Form 8-A originally filed on June 9, 2026 with the Securities and Exchange Commission (the “SEC”) to provide updated information regarding the Company’s securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

On June 8, 2026 (the “Closing Date”), pursuant to the terms of the Business Combination Agreement, dated as of April 22, 2025 (as amended on October 18, 2025 and February 2, 2026, the “Business Combination Agreement”), by and among Voyager Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Veraxa Biotech AG, a company limited by shares organized under the laws of Switzerland (the “Company”), PubCo, Veraxa Cayman Merger Sub, an exempted company limited by shares incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of PubCo (“Merger Sub”), and Oliver Baumann, solely in his capacity as shareholder representative, the transactions contemplated by the Business Combination Agreement (collectively, the “Business Combination”) were consummated.

Pursuant to the Business Combination Agreement, at the Initial Merger Effective Time on June 5, 2026, SPAC merged with and into Merger Sub, with Merger Sub being the surviving company and a wholly owned subsidiary of PubCo. Immediately following the Initial Merger, the Contribution Agent contributed the Merger Sub Shares to PubCo as an equity contribution into the capital contribution reserves. Following the consummation of the Initial Merger and the Contribution, Merger Sub distributed all of its assets and liabilities to PubCo as liquidating distributions and was dissolved. At the Acquisition Effective Time on June 8, 2026, the Company merged with and into PubCo (the “Acquisition Merger”), with PubCo being the surviving company. As a result, the separate corporate existence of the Company ceased to exist, and all property, rights, privileges, agreements, powers and franchises, liabilities and duties of the Company vested in PubCo as the surviving company. Following the consummation of the Business Combination, PubCo changed its name to “Veraxa Biotech AG.”

The closing of the Business Combination was completed effective June 8, 2026. The combined company will begin trading on The Nasdaq Stock Market LLC under the symbols “VRXA” (for Ordinary Shares) and “VRXAW” (for Warrants) at the open of business on June 11, 2026.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities To Be Registered

The description of the registrant’s ordinary shares and warrants is set forth under the caption “Description of PubCo Securities” beginning on page 385 of the registrant’s Registration Statement on Form F-4 (File No. 333-289108), which was declared effective by the Securities and Exchange Commission on February 17, 2026, and is incorporated herein by reference.

Item 2. Exhibits

Pursuant to the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on The Nasdaq Stock Market LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

VERAXA BIOTECH AG

Dated: June 10, 2026	By:	/s/ Christoph Antz
Christoph Antz
Chief Executive Officer

By:	/s/ Oliver Baumann
Oliver Baumann
Chairman of the Board of Directors

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